Dated May 4, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 4, 2006
Settlement Date (Original Issue Date):	May 5, 2006
Maturity Date:	May 5, 2026
Principal Amount:	US$150,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.575%
All-in Price:	99.425%
Net Proceeds to Issuer:	US$149,137,500
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 38 basis points
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each August 5, November 5, February 5 and May 5 of each year, and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 38 basis points
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Page 2
Dated May 4, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates:	None
Put Notice Period:	None
CUSIP:	36962GW75
Common Code:
ISIN:

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the company's issue of US$ 600,000,000 Floating Rate Notes due May 5, 2026 as described in the company's pricing supplement number 4347 dated May 2, 2006.

Plan of Distribution:

The Notes are being purchased by the following institutions (collectively, "the Underwriters"), as principal, at the Issue Price of 100.000% of the aggregate principal amount less an underwriting discount equal to 0.575% of the principal amount of the Notes.

Institution Commitment

Lehman Brothers Inc. $75,000,000

Morgan Stanley & Co. Incorporated $75,000,000

____________

Total $150,000,000

Page 3
Dated May 4, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriters participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll free at 1-888-603-5847, or Morgan Stanley & Co. Incorporated collect at 1-866-718-1649 or Investor Communications of the issuer at 1-203-357-3950.